UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 8, 2007
Athersys, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-52108	20-4864095

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3201 Carnegie Avenue, Cleveland, Ohio	44115-2634

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code:       (216) 431-9900
N/A

(Former Name or Former Address, if Changed Since Last Report)
          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
          On October 8, 2007, in response to a comment raised by the staff of the Securities and Exchange Commission (“SEC”) concerning the accounting for the change in the conversion ratios of the convertible preferred stock of a subsidiary of Athersys, Inc. (the “Company” or “New Athersys”), the Company’s management, in consultation with the Company’s independent registered public accounting firm, Ernst & Young LLP (“Ernst & Young”), and the Audit Committee of the Board of Directors of the Company (the “Audit Committee”), concluded that the Company’s consolidated statements of operations for the three and six months ended June 30, 2007 should be amended and restated and such financial statements should no longer be relied upon.
          In June 2007, a wholly-owned subsidiary of the Company merged with and into Athersys, Inc. (“Old Athersys”), whereby Old Athersys became a wholly-owned subsidiary of the Company, which was named “BTHC VI, Inc.” at the time of such merger (the “Merger”). Prior to the consummation of the Merger, Old Athersys negotiated with holders of its convertible preferred stock a planned restructuring of its capital stock, which included the conversion of the preferred stock into shares of Old Athersys common stock, the termination of the warrants issued to the former holders of Class C convertible preferred stock and the termination of rights to preferred dividends, including the elimination of the accrued dividends payable to the former holders of Class C convertible preferred stock. As a result, immediately prior to the consummation of the Merger, all shares of Old Athersys convertible preferred stock (including termination of warrants and elimination of accrued dividends) were converted into 53,341,747 shares of Old Athersys common stock. Upon closing of the Merger, the 53,341,747 shares of Old Athersys common stock were exchanged for 1,912,356 shares of Company common stock using the Merger exchange rate. Old Athersys also retired the shares of its preferred and common stock held in treasury. Immediately following the Merger, the Company issued and sold 13,000,000 shares of common stock and warrants to purchase 3,250,000 shares of common stock to new investors for gross proceeds of $65.0 million (the “Financing”).
          On July 9, 2007, the Company filed a registration statement with the SEC to register the resale of the shares of common stock issued in the Financing, including the shares issuable upon exercise of warrants. In August 2007, the Company filed its consolidated statements of operations for the three and six months ended June 30, 2007 with its Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, which financial statements included the Company’s accounting for the Merger.
          In late September 2007, in response to the Company’s filing of an amended registration statement, the SEC issued a comment about the accounting for the change to the conversion ratios of the convertible preferred stock in connection with the Merger. In consultation with Ernst & Young and the Audit Committee, the Company has determined that the change to the conversion ratios of the convertible preferred stock effected as part of the restructuring of the Old Athersys capital stock represented an induced conversion, which resulted in a $4.8 million deemed dividend that would increase the net loss attributable to common stockholders.
          The Company’s previously reported consolidated statements of operations for the three and six months ended June 30, 2007 did not assign the $4.8 million amount to the net loss attributable to common stockholders and the impact of this amount on the basic and diluted net loss per common share. Accordingly, the Company will file an amendment to its Quarterly

Report on Form 10-Q for the quarter ended June 30, 2007 to reflect such amount. This restatement does not have any effect on the Company’s balance sheet as of June 30, 2007 or the Company’s consolidated statements of cash flows or net loss for the three and six months ended June 30, 2007.
          Management and the Audit Committee have discussed the matters disclosed in this Current Report on Form 8-K with Ernst & Young.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: October 9, 2007

ATHERSYS, INC.

By	/s/ Laura K. Campbell

	Name:	Laura K. Campbell
	Title:	Vice President of Finance